UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2016

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 Vantis, Suite 350 Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 330-4000

(Registrant’s telephone number including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 18, 2016, Sunstone Hotel Investors, Inc. (the “Company”) entered into an employment agreement, which we refer to as the agreement, with David Klein, which provides that Mr. Klein will serve as Senior Vice President and General Counsel of the Company and Sunstone Hotel Partnership, LLC, the Company’s operating partnership.

Mr. Klein’s employment and the term of the agreement will commence on July 1, 2016.  The term of the agreement is scheduled to expire on March 18, 2018, unless earlier terminated by either party.

The agreement provides for an initial annual base salary of $315,000, which may be increased from time to time in the Company’s sole discretion. In addition, under the agreement Mr. Klein will be eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 85% of base salary and a superior level equal to 100% of base salary; provided, however, that so long as Mr. Klein is employed by the Company on the dates on which the 2016 and 2017 annual bonuses are paid to senior executives, he will receive a minimum cash performance bonus for fiscal year 2016 of $315,000 and a minimum cash performance bonus for fiscal year 2017 of $267,750.

Under the agreement Mr. Klein will also be eligible to earn annual equity awards with a threshold level equal to 100% of base salary, a target level equal to 125% of base salary, a high level equal to 150% of base salary and a superior level equal to 200% of base salary, with no guaranteed minimum. Furthermore, Mr. Klein will be eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company. In connection with his relocation to Orange County, California, Mr. Klein will be eligible to receive reimbursement of up to $150,000 to cover moving and other related expenses.

If the Company terminates Mr. Klein’s employment without cause or Mr. Klein terminates his employment for good reason, then (i) Mr. Klein will receive a cash severance payment in the amount described below, (ii) all outstanding Company equity awards granted to Mr. Klein will vest in full, and (iii) Mr. Klein will receive continued health insurance coverage for himself and his eligible family members.  Mr. Klein’s cash severance payment will equal the sum of (i) the base salary he would have received had he remained employed from the termination date through March 18, 2018 (but if the termination occurs within 12 months following a change in control, this amount will be no less than his annual base salary) plus (ii) if the termination occurs prior to payment of his 2016 annual bonus, $535,500, or if the termination occurs following payment of the 2016 annual bonus but prior to the payment of the 2017 annual bonus, $267,750.  The continued healthcare insurance coverage will end no later than March 18, 2018 (but, if the termination occurs within 12 months following a change in control, the coverage will continue until the one-year anniversary of the termination date).  The Company’s obligation to provide these severance payments and benefits is conditioned upon Mr. Klein’s timely execution (and non-revocation) of a general release of claims.

If Mr. Klein’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to 100% of his annual base salary then in effect, all outstanding Company equity awards will vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members will receive 12 months of Company-paid continued health insurance coverage.

In connection with the commencement of his employment, Mr. Klein and the Company expect to enter into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: April 22 , 2016	By:	/s/ Bryan A. Giglia
Bryan A. Giglia
Chief Financial Officer